EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports First Quarter 2019 Results

Sparta, Mich. – April 24, 2019 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,637,000 for the first quarter of 2019 compared to $1,658,000 in the same period in 2018. Earnings per share were $0.45 in the first quarter of 2019 compared to an adjusted $0.46 per share in the first quarter of the prior year. The per share amount for the first quarter of 2018 has been adjusted for the 5% stock dividend paid on May 31, 2018. Excluding $223,000 in tax-effected merger expenses, net income for the first quarter of 2019 amounted to $1,860,000 or $0.51 per diluted share.

“I am extremely pleased to once again report strong net income for the first quarter of 2019,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “This is an exciting year for us as we continue our expansion into West Michigan with our two new full-service branch locations in downtown Grand Rapids and the Rockford market. In addition, we are pursuing our pending strategic merger of ChoiceOne and County Bank Corp, parent company of Lakestone Bank and Trust, announced last month.”

Total assets grew to $670.4 million as of March 31, 2019, compared to $622.7 million as of March 31, 2018. Net loans have grown 8% from March 31, 2018 to March 31, 2019, which along with higher interest rates on new loans led to total loan interest income growth of 16% in the first quarter of 2019 compared to the same period in 2018. Total deposits grew $32.2 million or 6% from March 31, 2018 to March 31, 2019, which supported the funding of loans.

ChoiceOne experienced net recoveries during the first quarter of 2019 as credit quality remained strong. Nonperforming loans declined $353,000 from March 31, 2018 to March 31, 2019.

Total noninterest income increased $87,000 in the first quarter of 2019 compared to the same quarter in the prior year. The positive change in market value of equity securities was $164,000 higher in the first quarter of 2019 than the change in the first quarter of 2018. This was offset by slightly lower customer service charges and gains on sales of loans as residential real estate activity in ChoiceOne’s market areas continued to be affected by low inventory.

Total noninterest expense increased $370,000 in the first quarter of 2019 compared to the same period in 2018. Much of the increase was caused by expenses related to the announced pending merger of equals between ChoiceOne Financial Services and County Bank Corp. The combination will create an approximately $1.3 billion-asset bank holding company with 28 offices in West and Southeastern Michigan making it the 12th largest bank holding company in Michigan based on asset size. The transaction is expected to close in the second half of 2019, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company. ChoiceOne Bank and Lakestone Bank & Trust are expected to consolidate in the second quarter of 2020.

“Located on opposite sides of the state, our two community banks share the same culture, values and commitment to serve our customers,” said Potes. “Because of our separate, but similar markets, this combination will result in an exceptional company and present many efficiencies and new growth opportunities in our expanded network across Michigan.”

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About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 14 full-service offices in parts of Kent, Muskegon, Newaygo, and Ottawa Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Non-GAAP Financial Measures

This press release contains references to net income excluding tax-effected merger expenses, which is a financial measure that is not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes this non-GAAP financial measure provides additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne and County with respect to their planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, cost savings, the tangible book value earn-back period and other operating and return metrics), and the timing of the closing of the transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, neither ChoiceOne nor County undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

·	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
·	the failure of either ChoiceOne or County to obtain shareholder approval, or to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
·	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

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·	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and County do business, or as a result of other unexpected factors or events;
·	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
·	diversion of management’s attention from ongoing business operations and opportunities;
·	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
·	the outcome of any legal proceedings that may be instituted against ChoiceOne or County.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction between ChoiceOne and County. In connection with the proposed merger, ChoiceOne will file with the SEC a Registration Statement on Form S-4 that will include the Joint Proxy Statement of ChoiceOne and County and a Prospectus of ChoiceOne, as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to ChoiceOne and County shareholders. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Joint Proxy Statement/Prospectus, once available, as well as other filings containing information about ChoiceOne and County, may be obtained at the SEC’s Internet site http://www.sec.gov. You will also be able to obtain these documents, free of charge, from ChoiceOne by accessing ChoiceOne’s website at http://www.choiceone.com (which website is not incorporated herein by reference) or from County by accessing County’s website at http://www.lakestonebank.com (which website is not incorporated herein by reference). Copies of the Joint Proxy Statement/Prospectus once available can also be obtained, free of charge, by directing a request to ChoiceOne, 109 East Division Street, Post Office Box 186, Sparta, 49345, Attention: Mr. Thomas L. Lampen, or by calling 616-887-7366, or to County, 83 West Nepessing Street, Post Office Box 250, Lapeer, Michigan 48446, Attention Mr. Bruce J. Cady, or by calling 810-664-2977.

Participants in Solicitation

ChoiceOne and County and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ChoiceOne and County shareholders in respect of the transaction described in the Joint Proxy Statement/Prospectus. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	3/31/2019	12/31/2018	3/31/2018
Cash and Cash Equivalents	$ 16,296	$ 19,690	$ 13,985
Securities	174,856	173,016	171,067
Loans Held For Sale	1,524	831	1,240
Loans to Other Financial Institutions	28,119	20,644	5,637
Loans, Net of Allowance For Loan Losses	397,314	404,400	381,731
Premises and Equipment	16,127	15,879	13,348
Cash Surrender Value of Life Insurance Policies	14,995	14,899	14,608
Goodwill and Other Intangible Assets	13,728	13,728	13,728
Other Assets	7,463	7,457	7,398

Total Assets	$ 670,422	$ 670,544	$ 622,742

Noninterest-bearing Deposits	$ 155,047	$ 153,542	$ 146,912
Interest-bearing Deposits	409,404	423,473	385,362
Borrowings	20,225	10,033	12,720
Other Liabilities	3,044	3,019	2,134

Total Liabilities	587,720	590,067	547,128

Shareholders' Equity	82,702	80,477	75,614

Total Liabilities and Shareholders’ Equity	$ 670,422	$ 670,544	$ 622,742

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Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2019	3/31/2018
Interest Income
Loans, including fees	$ 5,280	$ 4,653
Securities and other	1,197	1,023
Total Interest Income	6,477	5,676

Interest Expense
Deposits	851	346
Borrowings	130	46
Total Interest Expense	981	392

Net Interest Income	5,496	5,284
Provision for Loan Losses	-	35

Net Interest Income After Provision for Loan Losses	5,496	5,249

Noninterest Income
Customer service charges	1,033	1,055
Insurance and investment commissions	63	62
Gains on sales of loans	246	261
Gains on sales of securities	1	9
Earnings on life insurance policies	95	94
Change in market value of equity securities	187	23
Other income	133	167
Total Noninterest Income	1,758	1,671

Noninterest Expense
Salaries and benefits	2,777	2,749
Occupancy and equipment	771	680
Data processing	556	534
Professional fees	517	217
Other expenses	713	784
Total Noninterest Expense	5,334	4,964

Income Before Income Tax	1,920	1,956
Income Tax Expense	283	298

Net Income	$ 1,637	$ 1,658

Basic Earnings Per Share	$ 0.45	$ 0.46
Diluted Earnings Per Share	$ 0.45	$ 0.46

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Non-GAAP Reconciliation
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2019	3/31/2018

Income before income tax	$ 1,920	$ 1,956
Adjustment for pre-tax merger expenses	238	-
Adjusted income before income tax	$ 2,158	$ 1,956

Income tax expense	$ 283	$ 298
Tax impact of adjustment for pre-tax merger expenses	15	-
Adjusted income tax expense	$ 298	$ 298

Net income	$ 1,637	$ 1,658
Adjustment for pre-tax merger expenses, net of tax impact	223	-
Adjusted net income	$ 1,860	$ 1,658

Basic earnings per share	$ 0.45	$ 0.46
Effect of merger expenses, net of tax impact	0.06	-
Adjusted basic earnings per share	$ 0.51	$ 0.46

Basic diluted per share	$ 0.45	$ 0.46
Effect of merger expenses, net of tax impact	0.06	-
Adjusted diluted earnings per share	$ 0.51	$ 0.46

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